EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Remark Holdings, Inc. and Subsidiaries on Form S-3 of our report dated May 29, 2020, with respect to the consolidated financial statements of Remark Holdings, Inc. included in its Annual Report on Form 10-K as of and for the year ended December 31, 2019. We also consent to the reference of our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph regarding Going Concern Uncertainty.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
October 21, 2021